USCA ASSET MANAGEMENT CODE OF ETHICS
Policy Summary

This Code of Ethics (the “Code”) is designed to ensure, among other things, that employees conduct their activities in a manner where clients’ interests are placed first and foremost and are consistent with the law.

Risks Addressed by this Policy

This policy is designed to address the following risks:

•Violations of Rule 204A-1 promulgated under the Advisers Act;

•Violations of the insider trading laws, rules and regulations;

•Reputational harm to the Firm; and

•Regulatory fines and penalties for violations of this Code.

I.GENERAL STANDARDS OF BUSINESS CONDUCT
This Code is based on the principle that USCA Asset Management, LLC (the “Firm”, collectively referred to as “we, us and our”) and its Supervised Persons (defined below) owe a fiduciary duty to clients for which we serve as an investment adviser under the Advisers Act. Accordingly, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our clients. We must always:
•As a fiduciary, place the interests of our clients before any financial and personal interests, and our Supervised Persons must avoid taking inappropriate advantage of their position in the firm. Doubtful situations should be resolved against any personal interest and should be brought to the attention of the Chief Compliance Officer;
•Conduct all personal securities transactions in full compliance with this policy; and
•Not take any action in connection with personal investments that could cause even the appearance of unfairness or impropriety relative to our clients.
Additionally, Supervised Persons must comply with all applicable federal securities laws. Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:
•To defraud a client in any manner;
•To mislead a client, including by making a statement that omits material facts;
•To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;
•To engage in any manipulative practice with respect to a client; or

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•To engage in any manipulative practice with respect to securities, including price manipulation.
Each Supervised Person has the duty to know, understand and comply with federal securities law and other legal obligations applicable to their duties and responsibilities.
A.Definitions
1.“Access Person” means:
•a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund, which is advised by Firm or its affiliates;
•a Supervised Person who is involved in making securities recommendations to clients on behalf of Firm, or has access to such recommendations that are nonpublic; and
•Firm’s directors, officers, managers, members and partners.
2.“Accounts” is defined as securities trading accounts owned by Access Persons and any other securities trading accounts or other interests in which the Access Person has a Direct or Indirect Beneficial Interest.
3.An Access Person has a “Direct or Indirect Beneficial Interest” in an account or securities if he/she has an opportunity to profit or share in any profit derived from a transaction in that account or securities. Generally, an Access Person or a related person will be regarded as having a Direct or Indirect Beneficial Interest in accounts or securities held in his/her name, as well as in the name of a spouse, minor child who lives with such person, any member of such person’s immediate family1 in the same household or any other relative (parents, adult children, brothers, sisters, in-laws, etc.) whose investments such person directs or controls, whether they live together or not.
4.“Exempted Securities” are comprised of the following:
•United States government securities;
•Money market instruments such as bankers’ acceptances, bank certificates of deposit, commercial paper and repurchase agreements;
•Shares of money market funds;
•Shares of mutual funds that are not affiliated with Firm; and
•Units of unit investment trusts if the unit investment trusts are invested exclusively in mutual funds that are not affiliated with Firm.

1    A person’s “immediate family” includes a spouse, child, mother, father, brother, sister, in-law or any other relative who lives in the same household as the person and is financially dependent upon such person.

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5.“Exempted Transactions” are comprised of the following:
•Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control; and
•Purchases which are part of an automatic dividend reinvestment plan.

6.“Supervised Person” means:
•directors, officers, managers, members and partners of Firm (or other persons occupying a similar status or performing similar functions);
•employees of Firm, including consultants, independent contractors and temporary workers; and
•persons who, in the course of their regular functions or duties, participate in the process of purchasing or selling instruments or investments, or participate in making recommendations or obtaining information with respect to the purchase or sale of instruments or investments, on behalf of any of Firm’s clients, including investment funds, and are subject to Firm’s supervision and control.
II.MAINTENANCE OF EMPLOYEE AND EMPLOYEE-RELATED ACCOUNTS
A.    Account Statements
Access Persons must direct his/her brokers to provide the Chief Compliance Officer or designee, on a timely basis, with duplicate copies of monthly or quarterly statements for all Accounts held away from the Firm. Statements must be received for the periods while such Access Person is employed at Firm and until such Account(s) are closed. For accounts held at the Firm, post-trade reports made available by the clearing firm will be reviewed on a daily and/or weekly basis by a designated supervisory principal; such reviews should incorporate all employee trading activity conducted at the Firm.
III.PERSONAL SECURITIES TRANSACTIONS PROCEDURES
A.Restricted Lists
The Restricted List is a list of securities that are subject to restrictions in trading for any accounts (i.e., any proprietary account, client account, employee account or related account). The designated research analyst principal is responsible for continuously updating the firm’s Restricted List and making it available to Access Persons. A security may be placed on the Restricted List when the designated principal desires to avoid the possible appearance of misusing information. The contents of the Restricted List are for internal use only and are not to be disclosed to anyone outside of Firm.
The Restricted List is effective for the entire day. Additions to the Restricted List during the day will be the exception. Access Persons should not undertake personal trading if they have a reasonable basis for believing a security would be placed on the Restricted List.

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Access Persons are prohibited from profiting from the purchase and sale of securities on the Restricted List while such securities remain on the Restricted List. The purchase and sale of any related option, warrant, right or convertible debt is also restricted, although exercising the related option, warrant, right or convertible is not restricted. If any Access Person already owns a security in a company which appears on the Restricted List, transactions will be made on an exception basis only with the consent of the Chief Compliance Officer.

A security will be removed from the Restricted List at the request of the person who initiated placement on the list or independently by the designated principal. A security will generally be removed within 24 hours, or when the designated principal believes that such information has been sufficiently disseminated to the public to prevent any misuse of the information or when there cease to be regulatory reasons for restricting transactions in the security.

The designated principal has the ultimate responsibility for maintaining the Restricted List. He/she will review the Restricted List frequently (in most cases daily) to evaluate whether all securities on the Restricted List are appropriately listed. Trading activity in Accounts, as well as in client accounts, will be monitored on a daily basis by a designated principal for violations of the Restricted List. In situations where the Firm initiates research coverage on a new company, the designated principal will perform a retroactive review of trading in the security for the preceding 30 days to ascertain whether there has been unusual trading in the security that merits further investigation.

B.Pre-Clearance for Initial Public Offerings and Private Offerings

Access Persons must obtain pre-clearance from the Chief Compliance Officer prior to acquiring any securities in an initial public offering, or a limited or private offering, including any hedge fund or private equity fund. In considering such pre-clearance, consideration should be given to whether the opportunity is being offered to the Access Person by virtue of his/her position with Firm. Pre-clearance will be granted at the discretion of the Chief Compliance Officer.

IV.REPORTING REQUIREMENTS

A.Initial and Annual Reporting Requirements

Each Access Person must submit to the Firm:

1.An initial report containing a complete list of the Access Person’s personal securities holdings, submitted no later than 10 days after the individual became an Access Person and current as of a date not more than 45 days prior to the date the individual became an Access Person; and

2.An annual report thereafter containing a complete list of the Access Person’s personal securities holdings, current as of a date not more than 45 days prior to the date the report is submitted.

The securities holdings reports must contain, at a minimum:

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•The type and title of security, and the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each reportable security in which the Access Person has any Direct or Indirect Beneficial Interest;

•The name of any broker, dealer or bank with which the Access Person maintains an Account; and

•The date the Access Person submits the report.

An Access Person can satisfy the Initial or Annual Report requirement by timely filing and dating a copy of a securities account statement listing all their securities holdings, if the statement provides all required information. Similarly, if an Access Person has previously provided such statements to the Firm, or has been previously reporting or supplying brokerage confirmations for all securities transactions, the Access Person can satisfy the Initial or Annual Report requirement by timely confirming the accuracy of the statements or a composite in writing.

B.Quarterly Reporting Requirements
Each Access Person must submit to the Firm quarterly transaction reports of such Access Person’s personal securities transactions during the quarter, submitted no later than 30 days after the end of the calendar quarter. The securities transaction reports must contain, at a minimum:

•The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, the principal amount, and the interest rate and maturity date of each reportable security involved;

•The nature of the transaction (purchase, sale, or any other type of acquisition or disposition);

•The price of the security at which the transaction was effected;

•The name of the broker, dealer or bank with or through which the transaction was effected; and

•The date the Access Person submits the report.

If, however, an Access Person has arranged for the Firm to receive copies of brokerage statements for all covered accounts, then such brokerage reports will negate the need for the Access Person to separately complete Quarterly Reports.

C.Exceptions to the Reporting Requirements

Initial, Annual and Quarterly Reports are not required for Exempted Securities and Exempted Transactions.

D.Confidentiality of Reports

Transactions and holdings reports of Access Persons will be maintained in confidence,
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except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

V.MONITORING AND CERTIFICATION

A.Annual Review

The Chief Compliance Officer will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures. The Chief Compliance Officer will provide a written report, at least annually, to senior management which will include:
•Compliance with the Code for the period under review;

•Violations of the Code for the period under review;

•Sanctions imposed under the Code during the period under review;

•Changes in policies and procedures recommended for the Code; and

•Any other information requested by senior management.

B.Monitoring of Personal Securities Transactions
Personal securities transactions and holdings reports and trading patterns of Access Persons will be reviewed on a quarterly basis by the Chief Compliance Officer or his/her designee (the “Reviewer”). The Reviewer’s supervisor is responsible for reviewing and monitoring the personal securities transactions of the Reviewer and for taking on the responsibilities of the Reviewer in the Reviewer’s absence. Such reviews will include the following:

•An assessment of whether the Access Person followed any required internal procedures, such as pre-clearance;

•Comparison of personal trading to any Restricted Lists;

•An assessment of whether the Access Person is trading for his/her own account in the same securities he/she is trading for clients, and if so, whether the clients are receiving terms as favorable as the Access Person takes for himself/herself;

•Periodic analysis of the Access Person’s trading for patterns that may indicate abuse, including market timing; and

•An investigation of any substantial disparities between the percentage of trades that are profitable when the Access Person trades for his/her own account and the percentage that are profitable when he/she places trades for clients.

C.Certification of Compliance
1.Initial Certification

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Each newly hired Supervised Person will be provided with a copy of the Code upon commencement of employment. As a condition of employment, each Supervised Person will be required to provide all necessary information regarding investments, and will certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code in every respect. Such certification should be delivered to the Chief Compliance Officer.

2.Acknowledgement of Amendments

Supervised Persons will be provided with any material amendments to the Code and should submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgment should be delivered to the Chief Compliance Officer.

3.Annual Certification

Each Supervised Person will certify annually that they have read, understood, and will comply with the Code. Such certification should be delivered to the Chief Compliance Officer. In addition, the certification will include a representation that such Supervised Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. If the Supervised Person is unable to make such a representation, Firm will require such Supervised Person to self-report any violations.

VI.RECORDKEEPING

A.Location. The Firm will maintain the following records in a readily accessible place:

•A copy of each Code that has been in effect at any time during the past five years;

•A record of any violation of this Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•A record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

•A record of all personal trading by Access Persons, consisting of the names of Access Persons, the holdings and transaction reports, and any decisions and the reasons for approving the acquisition of securities in initial public offerings, and limited or private offerings by Access Persons;

•Holdings and transactions reports made pursuant to the Code, including any brokerage account statements (for accounts held away) made in lieu of these reports;

•A list of the names of persons who are currently, or within the past five years were, Access Persons and Supervised Persons;

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•A record of any decisions that grant employees or Access Persons a waiver from or an exception to the Code; and

•A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years.

B.Maintenance of Records. These records will be kept for five years. For the first two years, the records will be kept in Firm’s offices and in an easily accessible place for at least three years thereafter.

VII.ADMINISTRATION AND ENFORCEMENT OF THE CODE

A.Training and Education. The Chief Compliance Officer is responsible for training and educating all Supervised Persons about this Code. Training regarding this Code will occur periodically. All Supervised Persons are required to attend the training sessions and read any applicable materials.

B.Report to Senior Management. The Chief Compliance Officer will report to senior management regarding his/her annual review of this Code and to bring material violations to the attention of senior management.

C.Reporting Violations. Upon learning of a violation, we must ensure that all violations are properly reported to the Chief Compliance Officer. Violations of this policy, including repeated violations, may subject the employee to disgorgement of profits, demotion, suspension or termination. Supervised Persons are encouraged to seek advice from the Chief Compliance Officer with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation.

The Chief Executive Officer is an alternate person to whom employees may report violations in case the Chief Compliance Officer is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

D.Sanctions. In the event of a failure by a Supervised Person to comply with the provisions of this Code or of applicable securities laws, the Chief Compliance Officer may impose appropriate sanctions, including, but not limited to, a warning, fines, disgorgement, suspension, demotion or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

Consistent with the statement of the Securities and Exchange Commission in connection with its adoption of Rule 204A-1, violations of this Code are not to be construed as per se violations of the law.

Responsible Parties
The Chief Compliance Officer will be responsible for overseeing the implementation and enforcement of this policy.

Documentation
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Monitoring and testing of this policy will be documented in the following ways:

◦Annual certification by employees that they have received and reviewed this policy;

◦Quarterly transactions reports for Access Persons;

◦Annual reports of holdings by Access Persons; and

◦Spot checking of Account statements and Privately Held Securities for violations of this policy.

Compliance Dates

The following compliance dates should be added to the Compliance Calendar:

◦Annual certification by employees certifying that they have received and reviewed this policy;

◦Quarterly transactions reports for Access Persons;

◦Annual reports of holdings by Access Persons; and

◦Spot checking of Account statements and Privately Held Securities for violations of this policy.

Other Policies

Other policies that this policy may affect include:

◦Books and Records Policy; and

◦Gifts and Entertainment Policy Other policies that may affect this policy include:
◦Books and Records Policy; and

◦Gifts and Entertainment Policy

Disclosures

The following disclosures are aligned with this policy:

◦Form ADV; and

◦Fund Offering Materials
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